UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2013

Trovagene, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-2004382
(State or other jurisdiction	IRS Employer
of incorporation or organization)	Identification No.)

11055 Flintkote Avenue, Suite B

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 952-7570

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement

On April 25, 2013, Trovagene, Inc. (the “Company”) entered into a Research and Development Agreement with PerkinElmer Health Sciences, Inc. (“PerkinElmer”) pursuant to which the Company will design an assay, based on the Company’s TrNA technology, to determine the risk for developing hepatocellular carcinoma. The Company and PerkinElmer will jointly validate the assay and evaluate the potential of combining the Company’s TrNA technology with PerkinElmer’s technology for automation of nucleic acid isolation.  PerkinElmer will pay the Company milestone payments.  In addition, the Company has granted PerkinElmer an exclusive option (the “HCC Option”) to obtain an exclusive royalty-bearing license to use the Company’s technology within the hepatocellular carcinoma field (the “HCC Field”).  Such option is exercisable within 15 days of the end of proof of principle work on the hepatocellular carcinoma assay.  In the event PerkinElmer exercises such option, the Company and PerkinElmer shall have a 60 day period to negotiate a license agreement.  If both parties cannot agree on the terms of a license agreement during such period, for a period of one year,  if the Company wishes to enter into a license agreement with a third party pursuant to which the Company shall grant to such third party a license on terms that are in the aggregate more favorable to the Company than the terms last offered by the Company to PerkinElmer, then the Company shall, prior to entering into such license agreement, first offer to enter into such license agreement with PerkinElmer instead of such third party.

The Company has also granted PerkinElmer an exclusive option to obtain an exclusive royalty-bearing license to use the Company’s technology in other fields. Such option is exercisable within 15 days of the completion of the proof of principle work for the HCC assay development.  In the event PerkinElmer exercises such option, the Company and PerkinElmer shall have a 60 day period to negotiate a license agreement.  If both parties cannot agree on the terms of a license agreement during such period or the option is not exercised by PerkinElmer, the Company shall be free to license such technology to any party.

PerkinElmer shall grant the Company an option (“TROV Option”), in each instance, following a) PerkinElmer’s exercise of its HCC Option or an option in other fields or both with no successful resulting license or a resulting license that provides non-exclusive rights to PerkinElmer, or b) PerkinElmer’s failure to exercise its HCC Option or the option in other fields, or c) PerkinElmer’s exercise of its HCC Option or an option in other fields or both with a resulting license that provides exclusive rights to PerkinElmer in the HCC Field or the option in other fields, but not both; to obtain an exclusive or non-exclusive, royalty-bearing license, as negotiated by the parties, to PerkinElmer’s interest in any invention and/or to PerkinElmer intellectual property to the extent such PerkinElmer intellectual property would be useful or necessary to the Company.

The Company shall notify PerkinElmer in writing of its desire to exercise the TROV Option within fifteen (15) days a) after conclusion of negotiations with no successful resulting license from following PerkinElmer’s exercise of its HCC Option or the option in other fields or both, b) after the Parties enter a non-exclusive license agreement following PerkinElmer’s exercise of its HCC Option or the option in other fields or both, c) after PerkinElmer has relinquished both the HCC Option and the option in other fields due to failure to exercise, d) after the parties enter an exclusive license agreement for either HCC Field or the option in other fields following PerkinElmer’s exercise of its HCC Option or the option in other fields.

In the event that despite good faith efforts, the parties are unable to agree on terms and conditions within sixty (60) days after PerkinElmer’s receipt of notice of the Company’s exercise of the TROV Option, or in the event that the Company does not exercise the TROV Option within the fifteen (15) day period, PerkinElmer shall be free to license any invention to any third party upon such bona fide terms as PerkinElmer deems appropriate, without any further obligation to the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:         April 25, 2013

TROVAGENE, INC.

By:	/s/ Antonius Schuh
Antonius Schuh
Chief Executive Officer